Exhibit 3.1

CERTIFICATE OF AMENDMENT

TO THE

SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

BLADE AIR MOBILITY, INC.

Blade Air Mobility, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies as follows:

1.	The amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation set forth herein has been duly adopted in accordance with Section 242 of the DGCL.

2.	Article I of the Second Amended and Restated Certificate of Incorporation of the Corporation is hereby amended in its entirety as follows:

“The name of the corporation (hereinafter sometimes referred to as the “Corporation”) is: Strata Critical Medical, Inc.”

3.	This Certificate of Amendment to the Second Amended and Restated Certificate of Incorporation of the Corporation shall be effective on and as of the date of filing of this Certificate of Amendment with the office of the Secretary of the State of Delaware.

[Signature Page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed on August 28, 2025.

Blade Air Mobility, Inc.

By:	/s/ William Heyburn
Name: William Heyburn
Title: Chief Financial Officer